SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2007

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Identification No.)

Maxwell Roberts Building
1 Church Street
Hamilton HM 11
Bermuda

(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (441) 295-8201

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Executive Compensation

On February 7, 2007, the Compensation Committee of the Board of Directors of Aspen Insurance Holdings Limited (the ‘‘Company’’) approved bonus compensation and salary increases for certain executive officers, acting at the discretion of the Committee. The Compensation Committee based its decisions on a review of personal performance and the performance of the Company in the past year. The Company intends to provide additional information regarding the compensation awarded to the Named Executive Officers in respect of and during the year ended December 31, 2006 in the annual report on Form 10-K.

The Compensation Committee approved the following compensation with respect to the Company’s Named Executive Officers:

	2007 Salary(1)	2006 Bonus
Christopher O’Kane, Chief Executive Officer	$814,902(2)	$1,106,100(3)
Julian Cusack, Chief Financial Officer	$470,767(2)	$450,000
Stuart Sinclair, Chief Operating Officer	$763,971(2)	$387,135(3)
Brian Boornazian, Head of Reinsurance and President of Aspen Re America	$440,000	$725,000
James Few, Head of Property Reinsurance	$440,000	$675,000

(1)    Effective as of April 1, 2007.

(2)    The 2007 salary for each of Messrs. O’Kane and Sinclair and a portion of Mr. Cusack’s 2007 salary (£30,000) will be paid in British Pounds. To provide comparability, we have converted such amounts to U.S. dollars using the conversion rate of $1.9589 to £1 (which is the January 2007 monthly average conversion rate).

(3)    The 2006 bonus amounts for each of Messrs. O’Kane and Sinclair will be paid in British Pounds and have been converted to U.S. dollars using the conversion rate of $1.8435 to £1, the average rate of exchange for the year ended December 31, 2006. Mr. Sinclair’s bonus represents a guaranteed bonus of £210,000, as part of his employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)
Dated: February 13, 2007	By: /s/ Julian Cusack
Name: Julian Cusack
Title: Chief Financial Officer